Plymouth Industrial REIT
Fourth Quarter 2018 Earnings Conference Call
March 8, 2019 at 10:00 AM Eastern

CORPORATE PARTICIPANTS

Jeff Witherell – Chairman and Chief Executive Officer

Pen White – President and Chief Investment Officer

Dan Wright – Executive Vice President and Chief Financial Officer

Tripp Sullivan – Investor Relations

PRESENTATION

Operator

Good day and welcome to the Plymouth Industrial REIT Fourth Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on your telephone keypad. To withdraw your question, please press star (*) then two (2). Please note today’s event is being recorded.

I would now like to turn the conference over to Tripp Sullivan with Investor Relations. Please go ahead, sir.

Tripp Sullivan

Thank you. Good afternoon and welcome to the Plymouth Industrial REIT conference call to review the Company’s results for the fourth quarter of 2018. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; and Dan Wright, Executive Vice President and Chief Financial Officer. Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-K and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through March 15, 2019. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, March 8, 2019, and will not be updated subsequent to this call.

During this call certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the Securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the Company, including the risks and other information disclosed in the Company’s filings with the SEC. We will also discuss certain non-GAAP measures, including, but not limited to FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I’ll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good afternoon, everyone. Thank you for joining us. In addition to Pen White and Dan Wright, Jim Connolly, who heads our Asset Management, and Anne Hayward, our General Counsel, are here with us on the call.

So, the fourth quarter wrapped up a busy 2018 in every area of our Company. At the beginning of ‘18, we set out to build on a successful first year by building out the team and infrastructure and expanding the acquisition pipeline. Our goals for the year were to drive revenue, increase NOI and cash flow, execute on leasing, source the right acquisition opportunities, and select the best capital partners. The ultimate objective was to realize the value we’ve created in our platform, and that’s exactly what we did.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

All of our success here comes down to the people we have on our team. We've been fortunate to attract a number of experienced real estate professionals to Plymouth, who are contributing on the asset management level, accounting, and the property management front. These team members are located here in Boston and in our new Columbus office, where we are currently managing over 4.3 million square feet. We added nearly 3 million square feet in 2018, and today, we own and manage 56 properties containing 83 buildings with just over 12 million square feet. The team has come together nicely, and it's a real competitive strength for us.

I’m going to comment on each of our operating segments. With our asset management team, this was hands down our best year of leasing. Recall that at this time a year ago, we were projecting annual NOI of $28 million to $28.9 million, and today, we’ve disclosed an NOI target of $43.2 million to $43.6 million for 2019, and that assumes no additional acquisitions. We hit our target for the year with 95% occupancy, and we have a good jump on 2019 renewals. As we discussed last quarter, we have one property in Columbus that is vacant right now and would provide upside to our projections in the second half of the year, obviously subject to timing of the lease ups. It’s our largest vacancy, and it will remain our top priority.

Acquisitions were a big driver for our growth during the year, and the fourth quarter was no exception. We’ve been disciplined in putting our capital to work on properties that extend our scale in existing markets and provide an entry to others like Jacksonville that have similar supply/demand characteristics and access to available labor pools.

These transactions have been funded with cash, assumed debt, and OP units, which gives us substantial flexibility to close and a reputation within these markets for being able to conduct a very thorough due diligence and close quickly. We were still able to achieve our targeted yields without compromising on location and tenant quality.

We were also able to dispose of one property in the Milwaukee market during the quarter. This property was acquired as part of the Goldman portfolio; the yield on that deal was about 8.1%. We closed on that in December 2017, and we sold it about a year later for about a 6.5% cap rate. We don't expect to do many more dispositions at this point, but I think we’ve demonstrated that there is a real demand for our property type and we’ve been able to buy them correctly, create value through leasing and asset management.

On the JV front, we’re having discussions with investors that have reached out to us. There are few companies that can offer these investors the ability to successfully scale into Class B industrial property. Our priority will be to continue to grow the REIT in a typical fashion as we have to this point, but we would be remiss if we did not continue to explore these opportunities as a complementary and capital-efficient way to fund our growth.

Our capital markets activity during the year, which again was more elevated in the fourth quarter, has set us up nicely for both the near and long term. I noted last quarter that we were exploring a number of options to take care of short-term bridge financing that we had deployed, find a more consistent source of capital, and create a path for deleveraging over time.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

We made a lot of progress on those fronts in the quarter, but I first want to take us back to July. At that time, we completed a small common offering that enabled us to achieve shelf eligibility and gain the flexibility that comes with that capability. We also put into place an ATM program that would give us additional flexibility. We have continued to pass on using the ATM as there is still a significant disconnect between what we and others believe our NAV to be and where the stock has been trading.

In that vein, we entertained discussions with several quality institutions and came to terms with Madison International Realty, which allowed us to close on the $75 million convertible preferred during the fourth quarter. We were working on the Jacksonville portfolio at the time, and we knew we could not access the public markets for equity at anything remotely close to our NAV.

The Madison team members are experienced real estate investors, and they quickly saw the value of structuring an investment that would provide the capital for us to pay off the remaining term loan, fund the equity portion of Jacksonville, and provide additional proceeds to fund working capital and the potential use of our repurchase program.

The coupon on the $75 million convertible preferred stock averages 3.625% for the next four years. Considering the average initial yield on the Class B opportunities we are pursuing are approximately 8%, that’s at least a 400 basis-point spread on that capital. We fully expect that this preferred will convert to common, and if we’re able to source additional opportunities that attract the returns, access capital on more favorable terms, and demonstrate the real value of the portfolio through NOI and cash flow growth, all of which we do believe we can accomplish, then this investment with Madison is the right one for us at just the right time.

Another comment I’ll make is that we are operating and investing in an environment that has considerable tailwinds for Class B industrial. We have been talking about these fundamentals for some time, and we haven't seen any signs yet of them abating. All-in-all, we’re executing fairly well on our strategic objectives, and I’m encouraged by the strong growth outlook that we’ve presented for 2019.

With that, I’ll turn this over to Pen White.

Pen White

Thanks, Jeff. Good afternoon everybody. I’d like to start off with commentary on our leasing and then provide some color on our most recent acquisitions. For 2018, we signed leases of approximately 1.5 million square feet. For the fourth quarter, we had leases commencing for an aggregate of 115,000 square feet, of which 76% were renewal leases. Overall, we had a 17.6% increase on these rents on a cash basis.

For the year, if we back out the FAA lease and Airport Business Park in Memphis, which we discussed last quarter, which had a prior rent based on heavily built-out space, we experienced a 9.6% rental rate increase on a cash basis. At year-end, our occupancy was 95%, which is in-line with our expectations and up sequentially from Q3 on a same-store and combined basis.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

Looking ahead to 2019, we are conservatively assuming occupancy remains around the 95% level for the year with the potential to see that rise in the second half with traction on a 340,000 square-foot vacancy we currently have in Columbus. For the 2.4 million square feet that was scheduled to expire in 2019, we already have 1.4 million square feet signed or committed, bringing our tenant retention ratio to 81% already for this year.

The significant progress we achieved on the leasing front in 2018 and the amount of leasing we’ve already accomplished for 2019 puts us in good shape to drive above average same-store NOI growth in our portfolio. Our in-house leasing and asset management capabilities have become a real value creator for the REIT, and we expect the application of these internal skill sets to play a major role in realizing the potential ongoing growth of our growing portfolio.

Now, turning to acquisitions. We were more active in the fourth quarter then we’ve been in some time. This activity has helped us make major strides in building out our scale in key markets to leverage our infrastructure and add a layer of growth that sets us up strong for 2019 and beyond.

As I mentioned last quarter, we continue to expand in Ohio, with a very favorable UPREIT transaction in Cincinnati. There, we acquired a 1.1 million square-foot multi-tenant Class B property at a going-in cap rate of 8.5%. We assumed about $14 million of existing debt and issued about $10.6 million of OP units priced at $17 per share. This was a capital-efficient transaction for us, and we are pursuing other opportunities that would deploy a similar structure. In addition to the strong initial return, the acquisition included about 50 acres of outside storage and available land for future development. Our largest transaction in the quarter was in Jacksonville. In mid-December, we bought a 20-building, 1.1 million square-foot light industrial and flex portfolio for $97.1 million at an initial yield of 8.4%. The portfolio is in three business parks with high visibility on interstate I-95. These are institutional-quality properties with a number of credit tenants and a diversity of industries as demonstrated by being 97% leased at year-end, with average lease terms of 3.5 years.

This quarter, we began the year by adding onto our Chicago portfolio with a $5 million acquisition. The property is 97% leased and provides an initial yield of 8.9% and is a nice addition to our presence in Chicago's Southwest suburbs.

The pipeline remains very robust, and is comprised of opportunities in existing markets such as Jacksonville, Chicago, Atlanta, Columbus, and Indianapolis, as well as new markets such as Saint Louis. We continue to prioritize properties that are stable with long-term tenancy and those with near-term lease roll and more value-added nature. Class B warehouse, distribution, and light manufacturing or flex-type properties are our top focus, but as we have seen with the Cleveland acquisition at the end of the third quarter, we are still able to find some Class A properties at Class B pricing.

So, at this point I'm going to turn it over to Dan to discuss our financial results.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

Dan Wright

Thank you, Pen. The fourth quarter results pushed us above our projected full-year range on revenues and NOI, resulting in $49.2 million in revenues, $31.2 million of NOI, and $25.7 million of EBITDA. The acquisitions completed late in the quarter had a significant impact on those results and to finish the year and the capital markets activity

Jeff noted earlier sets us up well for a solid year in 2019 and enough stability in our outlook to be able to provide full-year FFO and AFFO projections for the first time. Our FFO guidance for 2019 is in conformity with the Nareit definition of FFO effective for years beginning after December 15, 2018, as set forth in the Nareit financial standards white paper as published last December.

For the fourth quarter, I would note that our net loss was $1.10 per weighted average share compared with $1.44 from the prior year. The year-over-year decrease in net loss was primarily due to the reasons we noted in the earnings release, namely an increase in common share count as a result of the July 2018 offering and the net contribution from acquisitions during the year, offset in part by higher depreciation and amortization from the acquisition activity and related property expenses.

NOI increased to $8.8 million compared with $5.3 million in the prior-year period. This year-over-year increase in NOI was primarily due to the acquisition activity adding $3.5 million, offset by a decrease of approximately $300,000 due to vacancies. The increase in NOI from $7.3 million in the third quarter was related primarily to the acquisitions in the fourth quarter. EBITDA was $7 million in the fourth quarter compared with $5.9 million in the third quarter and $3.2 million in the prior-year period for the same reasons I just mentioned for NOI, and a decrease in G&A expenses of approximately $300,000 as a result of lower non-capitalized transaction, legal, and professional costs. The increase in EBITDA for the fourth quarter over the third is for the same items mentioned previously related to NOI.

FFO attributable to common stock and the OP unit holders was $0.35 for the quarter compared to $0.28 for the third quarter and a negative $0.17 per share in the prior year. Looking at the results on a sequential basis from Q3, this was primarily due to the items mentioned previously and a decline in interest expense. While we originally projected that FFO would cover the dividend in the fourth quarter, costs related from the Madison investment and other costs related to the transactions pushed that coverage into the first quarter of 2019. AFFO was $0.23 per share compared with $0.16 per share in the third quarter and $0.04 per share in the prior year.

Looking at the results on a sequential basis from Q3, this is attributable to the amounts mentioned previously related to NOI offset by increased recurring capital expenditures associated with the leasing activity incurred in the third quarter and an increase in the weighted average of common shares and units outstanding following the UPREIT transaction in October.

For the quarterly reporting in 2019, we will be reporting on FFO consistent with the Nareit guidelines as published in December. For 2018 and prior-year periods, FFO attributable to common stock and OP unit holders, the primary difference between what we’ve reported and this new calculation is the inclusion of non-recurring losses on the extinguishment of debt.

Turning to our guidance for 2019, I would point you to our earnings release and supplemental for a full list of assumptions and guidance ranges rather than reading through all of them here. I do want to point out the major moving parts in our projected revenues and in our assumptions. At the mid-point of our range, we are projecting Nareit FFO of $2.55 per share, AFFO of $1.95 per share, and $36.2 million of EBITDA.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

In terms of quarterly guidance, we would expect the first quarter to fully reflect the benefit of the Madison investment, the Jacksonville portfolio acquisition, and other acquisitions we completed in late Q3 and Q4. As we are assuming a static portfolio in 2019 in our guidance, that would equate to a quarterly run rate for Nareit FFO of roughly $0.60 per share to start the year that is gradually ramping up through the year. The basic assumption on quarterly guidance applies also to NOI and EBITDA.

Other moving parts in our assumption include: G&A, we are assuming full year expense of approximately $7 million. This would include non-cash compensations of approximately $1 million. Depreciation and amortization, the increase is due primarily to the fourth quarter acquisitions. Occupancy is essentially flat for the year, with some potential upside that is not currently baked into our guidance based on the timing of the lease-up of the Creekside property in Columbus, which we anticipate in the second half of the year.

Recurring capital expenditures and leasing commissions of approximately $3.2 million to $3.7 million will have variability during the year, with the timing of certain expenditures coming in the first and third quarters, but in both cases are not expected to impact our AFFO enough to prevent us from being positive dividend coverage. Should we in fact achieve the increase of our occupancy and leasing in the second half of the year, we will provide an update on the metrics and timing as the year progresses. The expected weighted average common stock and OP units outstanding by year-end of 5.9 million reflects the fourth quarter of 2018 UPREIT transaction.

Improving the balance sheet continues to be a top priority, and the capital markets activity played a big role in that regard this quarter. At year-end, we had 71% of our debt in place with fixed interest rates for the next five years to ten years at approximately 4.2%. That rate will tick down a bit in the next couple of weeks when we complete the refinancing of the existing $63.1 million short-term bridge loan from KeyBanc that we used to complete the Jacksonville transactions that was carried at a rate of 200 basis points over LIBOR or approximately 4.5%.

We are working to close a life insurance company loan that will be secured by these same Jacksonville properties for total proceeds of approximately $63.1 million with a ten-year term fixed-rate of 4.07% for the first three years interest only. As we look at our leverage, clearly, we intend to work it down over time using the outstanding debt at year-end and our projected NOI and EBITDA for 2019 that more accurately reflects the benefit of the acquisitions completed by year-end.

These calculations, which show us to be approximately 60% levered on a gross asset value and debt to annualized fourth-quarter EBITDA of approximately 8.8 times. While that’s down considerably from a year ago and after taking into account significant additions we made to the portfolio, we have some more work to do. However, our 2019 outlook for the first time puts our valuation and leverage metrics in better light and with great visibility. I’ll be happy to answer any additional questions on this commentary during the questions-and-answer period.

Operator, we're now ready to take questions.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone, we ask that you please pick up your handset before pressing the keys. If your question has been addressed and you would like to withdraw your question, please press star (*) then two (2). At this time we will pause momentarily to assemble our roster.

And today's first question comes from Barry Oxford of D.A. Davidson. Please go ahead.

Barry Oxford

Great. Thanks guys. Jeff, when you look out into the marketplace, as far as acquisitions that fit your criteria, what are you seeing right now may be versus six months ago? Less product, more product, maybe give us a sense of the opportunities that are out there.

Jeff Witherell

Sure, Barry. I’ll let Pen dig deeper into this, but we have a variety of transactions, as you know, that come from our relationships that we’ve had over the last 25 [years] to 30 years, and we continue to see a lot of things out there. I don’t know, Pen, can you add something to that?

Pen White

Yeah, I’ll add on. How are you doing Barry?

Barry Oxford

Great, great. Thanks, guys.

Pen White

Well, we’ve maintained a pretty robust pipeline just under $400 million worth of properties, and we continue that; we’re seeing that. We’re still seeing plenty of deals, the main reason being that we live in a very fragmented marketplace and have a lot of different sellers in different markets. So, the things that do not make me stay up at night or keep me awake at night is a dearth of deals. We have plenty to choose from. To give you a little bit more color, we’re still looking at deals that typically have in-going cap rates between 7% and 9%. So, like I said, we’ve got plenty to choose from.

Barry Oxford

Great. And, when you look at that pipeline, I would imagine that OP units are probably your easiest and path of least resistance as far as making sure you're doing a leverage-neutral deal, for lack of a better word. Of the pipeline that you're looking at, what percentage might be interested in your OP units?

Pen White

About a quarter. Right now, we’re look at about $75 [million] to $80 million worth of OP structure-type deals.

Barry Oxford

Great, great. Yeah, and every minute your stock price is looking more attractive. Thanks guys.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

Jeff Witherell

Thank you, Barry.

Operator

And, our next question today comes from Henry Coffey of Wedbush. Please go ahead.

Henry Coffey

Yes, good morning. I was wondering if you could give us some insight into what your interest expense would look like given that you’re not proposing any new properties relative to where it is in the fourth quarter, up, down, the same. I know you’ve got some refinancing in mind and other issues.

Dan Wright

Good morning, Henry, Dan Wright here.

Henry Coffey

Good morning, and by the way, great report. So, let me add my compliments to the discussion.

Dan Wright

Thank you. In looking at our overall debt structure, if you take where we are at year-end, plus obviously the acquisition that we did in January for Chicago, and you roll back the refinancing of the bridge loan now with the new life loan, we will have 91% of our debt at a fixed rate overall, and, that fixed rate drops down to just under that 4.2% that I mentioned before.

Henry Coffey

Okay, that’s very helpful. And, I know that you’ve had a very active year and have bigger plans for the REIT. Is the thought process that you just don't want to put new acquisitions into the guide until the pipeline closes? Or, is the thought process that you want this to be a year of integration and digestion?

Jeff Witherell

Well, that’s probably a two-part answer there, Henry, this is Jeff. So, we wanted to be able to put some full-year guidance out there and be able to give you strong numbers, which we think we've done and with a lot of clarity to the interest.

As Pen mentioned, there’s a pretty big pipeline out there. We’ve got significant interest in UPREIT, so we’ve just got to see how those play out; those are finicky deals, as you can imagine, putting those together. So, instead of trying, going here and trying to go out there and put together a number of how much acquisitions we’re going to find and when there’s a lot of assumptions to that. And so, we wanted to put clear guidance out there.

If we do a deal, it will be accretive; we’ve proven that and it’s all positive. Everything we think we’re going to do in the future is going to be all positive for us. So, I don’t know if that answers your question or not, but we feel we’re [multiple voices]

Henry Coffey

No, it puts it into the right context, and in the short history I have with the Company, you’ve proven to me that that's how you do business, so that's a good thing to hear.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

In terms of cap rates, you’re selling at 6 and buying at 8.5. What are your thoughts on where cap rates are going to settle in for the industry in 2019 now that, everyone's got a more benign outlook on interest rates?

Jeff Witherell

Right. So, you’re probably going to get two people answer that. I’m going to start as usual, and then Pen’s going to give you the real information.

I want you just to be clear on Milwaukee. That property was, again, purchased as part of a portfolio. There was some vacancy in there and there was some minor work that needed to be done, it was on the floor, I believe. We had to put some money into a new concrete floor. So, we bought it with some vacancy. We leased it up. We made the repairs to the property that had been sitting there for at least two years under the previous owner.

Once we made those repairs, we had two proposals. We got it leased, and then, that was an unsolicited offer that came to us from another REIT, and it’s single tenant but a longer term. They are very exposed to that market and they wanted to buy it. And, so we negotiated that, moved the price up, and we weren’t in the market to sell it, but we thought it was a good move at the time to do that. And Pen can maybe touch base on --

Pen White

Yeah, I may just add to what Jeff said, Henry. You mentioned cap rate compression, sure, we mostly see cap rate compression in Class A properties, mostly on the coasts and in primary markets. The cap rate compression we’ve seen in our markets or in the Class B properties is marginal. There’s still a lot of product out there. We’re still doing and seeing deals that our cap rates are around 8 or north. So, we firmly believe that we can achieve some real value in our pipeline right now and will continue to do so.

Henry Coffey

In a universe where you’re comfortable with where your stock is valued, and I know that’s not where we are today, raising equity and paying down the Madison note, how would that work and are there any penalties associated with that? Or, what is the dynamic by which you can turn that note away or refund that note, and then replace it with equity or some related security?

Jeff Witherell

Well, Henry, that’s an interesting question. That’s not a note, it’s a convertible preferred.

Henry Coffey

It’s a preferred, I know. I'm sorry, that’s my mistake.

Jeff Witherell

So…

Henry Coffey

So, how can you call it a preferred? What is the cost of calling the preferred and issuing equity?

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

Jeff Witherell

Well, it’s going to take some time. We want them to convert. We don't want to call it. So, we want it to convert, and it’s still two or three years out before we can do that. Again, we looked at this as a really transformative transaction. They are adding some value that I can’t talk about as we speak, but our interests are aligned.

This is a straight investment for them. They’re not involved in the business necessarily, but they saw some significant value. If you look at some of their other transactions that Madison’s made in the common stock of other REITs, that’s where the value is. The value is in the disconnect between our NAV and where our stock’s trading. So, we’re looking forward to working with them over the next two to three years, and the numbers bear out really well. And, if we do what we think we can do, then they'll be converting and it will be common stock at that point.

Henry Coffey

So, you view the Madison preferred as more of a permanent partner than as something that you need to – I don't use words like “refinance,” but refinance at a later date?

Jeff Witherell

Yeah. No, I think in my prepared remarks I mentioned that the cost of their equity is 3.625 for just under four years, you know, basically four years left, and that’s cheaper than our debt. So, having them in here and getting them converted is going to be solid. We’ve heard from a number of institutional investors that they thought this was a great move for us at the time, and that they see that as validation for Plymouth and its portfolio where a group like them goes out and looks at all the properties and does a deep dive that sometimes public institutional investors can't do. So, I think this is a great validation.

Henry Coffey

Great. Well, thank you and it was a terrific quarter, and I think the guidance is very helpful.

Jeff Witherell

Thank you for participating as usual, Henry.

Operator

And, ladies and gentlemen, if you would like to ask a question please press star (*) and one (1) at this time.

Today’s next question comes from Alexander Goldfarb of Sandler O'Neill. Please go ahead.

Alexander Goldfarb

Hey, good afternoon up there. Just a few questions, the first one is the Columbus vacancy. I think you said it was 340,000 square feet. Can you just give a little bit more color on the lease discussions that you may be having? The Pier 1 backfill was pretty quick, so just curious, same market, what about this space may be taking a little bit longer, and then also, what you're thinking as far as rents, and if we think about NOI benefit, you said it could come in the second half, what sort of NOI benefit on an annualized basis it could have to earnings?

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

Jeff Witherell

Sure, Alex. So, I think we’ve got three or four people that need to help answer this question when you get to the numbers, but as far as the view on this is that, it’s 340,000 square feet of space. It’s configured as a single-tenant building right now. The lease discussions are ongoing. We’ve had a number of showings. We’ve spent a little time earlier in the year, we spent about $140,000 on renovations on the property. So, it, again, turned the building into a B-plus quality building. And so, we’ve had people looking at the property, ongoing showings. We don’t have anything to report today. We have put out a few RFPs on it. Again, we could, depending on the right tenant, we could turn that into a multi-tenant property without any real Capex. So, we’re not too worried about the future of that, and that’s the view. As far as numbers are concerned, Dan?

Dan Wright

The addition on a quarterly basis, the NOI contribution for that building is approximately $300,000, which obviously will vary depending on the final lease terms and the final timing.

Alexander Goldfarb

Okay. And, then just maybe Pen, you guys were pretty quick on the Pier 1 backfill. Was it just a moment in time with when you were looking to backfill that space versus right now? Or is there something particular about the size or the tenants in market looking?

Pen White

No, it's a good market, it’s a great sub-market. The activity level on this property is high right now, so I’m not too concerned. We’ll get it leased up. I don’t believe that we have, and Dan Wright can speak to this in terms of what we’ve done in terms of projecting this into our overall NOI projections, but we will definitely keep you apprised when we start signing a lease or two leases, as the case may be.

Alexander Goldfarb

Okay, that’s helpful. And, then Dan, just a question on G&A. I think if I added up correctly, in 2018, you guys were about $6 million, and then it’s about $1 million higher that you're projecting for 2019. So, is that just purely the difference in not capitalizing some of the G&A that previously was capitalizing? Or, is this reflecting that the portfolio has grown and therefore there are more people that are being hired to help manage the Jacksonville portfolio and some of the other acquisitions that you guys have done?

Dan Wright

Well, it’s a number of things. There’s a variety of items that build into that, part of that is the items that you mentioned as far as not capitalizing certain items. You also have generally growth attributable to the fact that our NOI has increased over $13 million. If you look at our G&A expense for 2018, it comes in roughly at 12.6%, and if you look at the guidance, the G&A for 2019 comes in at just over 10%, about 10.6%, 10.7%. We think that’s a significant decrease in G&A overall to total portfolio, and in looking at a couple of probably our peer group, I look at STAG and their G&A expense for 2018 ran at 9.7%. So, I think we’re moving very much in the right direction, and we’re bringing our G&A in-line with where it should be.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

Alexander Goldfarb

Okay. And then just on the JV that you spoke about, how are you thinking about, obviously de-levering is a goal, clearly, you’re demonstrating the portfolio NOI capabilities, but on the leverage side, if you guys bring in a partner, is it on an asset level or are you thinking about an investment in the Company? And, by that I mean if you get equity into the Company, obviously you can delever and it’s used for the entire corporate. If you guys do an asset-level JV, you guys still need to come up with capital to fund your half, and the Company, on a leverage basis, doesn't necessarily get the same benefits. So, how are you thinking about the JV capital? Would it be a corporate investment or it would be an asset level-specific investment?

Jeff Witherell

Well, it could be both. I will tell you that the first thing we're looking at right now is an asset-level JV, and it depends on who that partner would be, but there’s significant capital out there and it’s large capital. And so, again, this would be product that we most likely wouldn't buy in the REIT. It could be heavily value-added, so we would look at it from that perspective. And, then we are exploring a of couple options for us to be able to realize an equity piece in that.

But, some of these partners aren’t looking for the traditional JV that you may be thinking of where it’s an 80/20 or something like that. Our piece could be lower. Again, we’re interested in getting the platform, which is working well. We’re looking to expand the platform. So, if we can bring in significant asset management fees and product that we might be able to buy in the future, that’s something we will explore.

Again, as I think I mentioned in my prepared comments, we would prefer to have an unlimited amount of equity coming to us into the REIT so that we could buy all this product in, as Pen mentioned, a very fragmented market. It’s all accretive to us as we buy it, and if you look at the spread we have on debt, between our cap rates and our debt, the spread is significant. I don’t know if that quite answers your questions, but it could be both.

Alexander Goldfarb

Yes, yes.

Jeff Witherell

Good.

Alexander Goldfarb

Oh, that’s helpful. So, it sounds like it’s more of a fee relationship and that there may be some value add. So, I think I get it. So, that's helpful. Thank you, Jeff.

Jeff Witherell

All right. Thank you, Alex.

Operator

And ladies and gentlemen, this concludes our question-and-answer session. I’d like to turn the conference back over to Jeff Witherell for any closing remarks.

CONCLUSION

Jeff Witherell

Yes. Thank you all for joining us this afternoon. As always, we’re available for follow-up questions. Thank you so much, and we’ll talk to you in a month or so.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern

Operator

Thank you, sir. Today’s conference has now concluded, and we thank you all for attending today's presentation. You may now disconnect your lines and have a wonderful day.

Plymouth Industrial REIT

March 8, 2019 at 10:00 AM Eastern